Exhibit 10.1.1

Peter J. Bulgarelli
Offer of Employment Term Sheet

Title	President & CEO, Lillibridge Healthcare Services Inc., and Executive Vice President, Office, Ventas, Inc.
Offer Date	March 20, 2018
Start Date	On a mutually agreed date on or before April 16, 2018
Total Direct Compensation
Our executives receive a combination of Salary, Annual Incentive (Cash Bonus) and Long-Term Incentive (Equity). Your target total annualized direct compensation is $2,250,000, and $3,015,000 at maximum performance levels.

Salary	Base salary of $450,000 will be paid every other Friday, one week in arrears, consistent with the Company’s payroll practices.
Annual Incentive
Eligible to participate in the Ventas Annual Cash Incentive Plan. Opportunity to earn 100% of base salary at threshold, 150% of base salary at target and 200% of base salary at maximum performance levels. Attainment is based on achievement of individual and Company goals approved by the Executive Compensation Committee. It is our intention that your goals will be a combination of enterprise wide goals, consistent with our other Executives, Office segment Goals and individual goals and that, for 2018, more emphasis may be placed on individual performance than the other executives. For 2018, your annual incentive will be paid out at target at a minimum.

To receive any payment under this plan, you must be employed on the date of payment, which typically occurs in early Q1 of the following year.

The 2018 incentive payment will be paid out for the full year 2018, and will not be prorated.

Long-Term Incentive
Eligible to participate in our executive long-term equity incentive compensation plan starting January 2018. This plan provides the opportunity to earn equity awards on an annual basis at 150% of base salary at threshold, 250% of base salary at target and 370% of base salary at maximum performance levels.

Equity compensation is currently divided 60% performance-based Restricted Stock Units (”PRSUs”) and 40% time-based Restricted Stock Units (“RSUs”).
•    PRSUs are granted at the target value and may be earned and vest at a higher or lower level following a three-year performance period, based on achievement of quantitative Company goals set at the beginning of the performance period. Dividend equivalents will be accrued and paid out following the end of the performance period, if and to the extent the underlying awards are earned.
•    RSUs are granted at the target value and will vest in equal 1/3 installments on each of the first three anniversaries of grant date. Dividends will be paid on vested and unvested RSUs in the normal course.
•    Subject to approval of the Executive Compensation Committee of the Board of Directors, in the event you retire from the Company before reaching Retirement age (as defined in your award agreement) but after (i) reaching age 65 and (ii) attaining a combined age plus years of service to the Company of 70, your equity awards will be treated as though you were terminated by the Company without Cause (as defined in your award agreement).

Your 2018 long-term incentive grant will be made in full on your start date and not be prorated, to align you with the other members of the Executive Leadership Team.

The plan design, type of equity, performance measures and equity awards are determined by the Executive Compensation Committee each year.

Severance & Change In Control
Severance for termination by the Company other than for Cause or by Employee with Good Reason equal to one year of annual base salary plus target annual cash incentive and continuation of benefits for one year or a benefits stipend. Severance for termination by the Company other than for Cause or by Employee with Good Reason (within one year following Change in Control) equal to two and one-half (2.5) times the sum of annual base salary plus target annual cash incentive and continuation of benefits for two years or a benefits stipend.

Employee Protection & Non-Compete
Ventas and the Employee will enter into an Employee Protection and Noncompetition Agreement to reflect the severance and Change in Control provisions set forth in the preceding paragraph. The confidentiality provision will be effective immediately upon execution but the remaining provisions of said agreement will not take effect until the Employee commences employment.

Benefits Program
You will be eligible to participate in the Company’s medical and other benefit plans pursuant to their terms, as such plans may be amended by the Company from time to time or terminated by the Company in its sole discretion. An overview of the current benefits plan is also enclosed.

Fee Reimbursement	Ventas agrees to reimburse Employee for reasonable legal fees incurred in connection with the negotiation and execution of this document.
Office Location	353 North Clark Street, Suite 3300 Chicago, IL 60654
Employment Contingency
This term sheet and offer letter are not intended to, nor shall they, constitute an employment agreement for a specified duration of time. The employment relationship is terminable at will, which means that either you or the Company may terminate your employment at any time, and for any reason or no reason, with or without cause, with or without notice.

Offer Contingency	Employment and compensation are subject to satisfactory results of background check and reference verification as well as approval by the Executive Compensation Committee of the Board of Directors.

Offer Letter and Term Sheet Acceptance

Peter J. Bulgarelli

Signature:     /s/ Peter J. Bulgarelli                 Date: March 20, 2018